KENNETH J. MILLER JR.

Burlingame, CA ▪ 510.364.0939 ▪ Email: kjm11359@sbcglobal.net

STRATEGIC EXECUTIVE

EXECUTIVE SUMMARY

Strategist, innovator, and tactical leader able to deliver business development and branding programs that produce explosive growth and unprecedented profitability. Driver of transformational programs able to gain executive buy in, build internal support at all levels, and create cross-functional project teams that deliver exceptional results.

PROFILE

Results driven Leader accustomed to working in fast paced, time sensitive positions with a demonstrated ability to multi-task and meet stringent deadlines.

Expert in client relationship management, high-level project management, brand techniques, traditional and emerging marketing channels.

Champion at launching public relations and marketing campaigns to increase the visibility and market penetration of an organization.

CORE COMPETENCIES

- Strategic Analysis & Account Planning
- Executive Sales Presentations
- Customer Relationship Management
- Negotiation & Closing Activities
- Revenue & Profit Growth
- Productivity & Performance Improvement
- Business To Business Marketing
- Product Research & Evaluation
- Creative Development
- Organization & Communication

BUSINESS EXPERIENCE

BEACON GLOBAL GROUP, LLC, San Francisco, CA 2011 – 2013
President/Chief Executive Office
Founded Start-up Company established for assisting corporations through capital investment, merger and acquisition negotiation, manufacturing support, and consulting and managerial oversight.

- Developed strategic plan advancing the company's mission and objectives.
- Planned, developed, and implemented strategies generating resources and revenues.
- Creatively secured initial start-up capital
- Negotiated intricate acquisition of U.S. water Technology Company by an Asian company.
- Established relationships and arrangements with manufacturing plants in Asia and Mexico.
- Contracted Representation Agreement with musicians for all bookings, merchandise and recording.

POLITICAL CANDIDATE, San Francisco, CA 2009 – 2010
Ken Miller for Governor Campaign
Republican Constitutional Candidate in the 2010 California Gubernatorial Race, responding to encouragement to run for office, developed the platform and issues upon which the campaign was based, heeding advice of key campaign advisors for a unified bid for office.

- Responded to the need for a Constitutional Candidate in the 2010 California Gubernatorial Race and the encouragement to run for office.
- Hired Campaign Manger/Chief of Staff and approved all other key staff members.
- Shouldered major responsibility for fundraising and seeking campaign contributions, most of which was done through public appearances.
- Lead effort to build coalitions and diverse community support.
- Created "Constitutional Team" concept for unifying liked minded candidates for different offices under one theme.

POLITICAL CAMPAIGN, San Francisco, CA 2008
Campaign Manager – "Tony Hall for City Hall Campaign"
Executive Strategist accountable for media relations, incorporating the knowledge of demographics and psychographics into promoting the candidate, candidate's calendar, booking advantageous events and public appearances, as well as managing deadlines associated with the campaign.

- Oversaw research and collaborated with the candidate on implementation of campaign plan.
- Hired and managed campaign staff, volunteers and get-out-the-vote activities.
- Defined roles and negotiated contracts with vendors, consultants, and staff including general fundraising, field and media.
- Lead fundraising team
- Built grassroots voter campaign including coalition building.
- Oversaw the development of all media and managed aggressive free media campaign.
- Responsible all aspects of fiduciary oversight, legal administration and adherence to campaign finance reporting requirements.

SALEM COMMUNICATIONS, San Francisco, CA 2003 – 2008
Market Manager - KFAX (Teaching Talk), **KNTS** (News/Talk/Sports), **KSFB-FM** (CCM – sold 2005)
Senior Marketing Manager charged with researching, prioritizing and sizing potential market development opportunities that include distribution arrangements, new and innovative product concepts and strategic alliances.

- Implemented innovative, distinctive and successful initiatives that improved the SOI margin from 36% to 51% through revenue growth and cost reduction.
- Provided strong organizational leadership and active participation in key account sales and business development that yielded an increase in local revenue of 23%, an average of 5.8% per year, double market average, prior to sub-prime decline.
- Spearheaded the origination of non-traditional revenue channels and grew them to 12% of net local revenue and 3% of overall net revenue within the first year, tripling corporate expectations.
- Resolved internal conflicts among employees and management, utilizing consultative expertise; successfully promoting a cooperative and cohesive team environment, eliminating all inherited problematic situations.

MC MEDIA RADIO GROUP, New Orleans, LA 2002 – 2002
Executive Vice-President/General Manager - WFNO – (Spanish AC), **LaPrensa** (Monthly Spanish Newspaper), **WGSO** (Business/News/Talk), **Prime Magazine** (Bi-Monthly Lifestyle Publication)
High profile executive position, charged with new market penetration, defining short-term goals and long-term market development plans. Concurrent, responsibility for campaign timing, targeted response rate levels, and performance metrics.

- Accepted newly created position accountable for group turn around and market expansion.
- Effectively transitioned operational activities that supported WGSO resulting in a 20% increase in ratings (listenership).
- Repositioned WFNO as a Spanish AC/Tropical station leading to its best ratings in over two years.
- Introduced innovative strategies that led to the reduction of bad debt from 8% to 2.5%.
- Devised programs that led to a rise in the editorial content of LaPrensa by 50% and circulation by over 50%.

SINCLAIR/ENTERCOM COMMUNICATIONS, New Orleans, LA 1997 – 2000
Vice-President/General Manager - WEZB (Rhythmic CHR), **WLTS** (Modern AC), **WLMG** (Soft AC)
Vice President, recruited to lead the strategic planning, operations, marketing, finance, regulatory affairs, administration, human resources, technology and P&L.

- Engineered directives that allowed the organization to integrate three different corporate cultures.
- Key contributor to the organizations bottom line profitability by generating a 35% SOI margin in first full year of operation and positively impacted revenue growth by 44%.
- Created an enviornment that promoted continous growth as high as 18%.

PREVIOUS EMPLOYMENT EXPERIENCE

SINCLAIR COMMUNICATIONS, Memphis, TN 1995 – 1997
Southeastern Regional Director

SINCLAIR COMMUNICATIONS, Memphis, TN 1991 – 1995
General Sales Manager - WRVR (Soft AC), **WJCE** (Urban AC), **WOGY** (Hot Country)

SINCLAIR COMMUNICATIONS, Wilkes-Barre/Scranton, PA 1990 – 1991
Station Manager - WILK (News/Talk/Sports)

SOUTH CENTRAL COMMUNICATIONS, Nashville, TN 1987 – 1990
General Sales Manager - WZEZ (Soft AC/NAC)

SOUTHERN SKIES CORPORATION, Wichita, KS 1986 – 1987
Account Executive - KZSN (Hot Country), **KLEO** (Music of Your Life)

HEARTLAND BROADCASTING, INC. (formerly Audiophase), Joplin, MO 1984 – 1986
Local Sales Manager - KQWK (Pop Alternative), **KNZS** (News/Talk/Sports)

AUDIOPHASE BROADCASTING, INC., Williamsport, PA 1982 – 1984
Account Executive - WSQV (Pop CHR)

EDUCATION AND PROFESSIONAL DEVELOPMENT

Business Administration, Lycoming College, Williamsport, PA

Marketing, King's College, Wilkes-Barre, PA